                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into as of the 15th day of August, 2000, by and between Gabriel Communications, Inc., a Delaware corporation (the "Company"), and John P. Denneen ("Executive").

     WHEREAS, Executive desires to continue to be employed by the Company, and the Company desires to continue to employ Executive, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the compensation and other benefits of Executive's employment by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive and the Company agree as follows:

     1. Employment Services.

          (a) During the Employment Period (as defined below), the Company agrees to employ Executive, and Executive agrees to serve the Company, in Executive's present capacity as Executive Vice President - Corporate Development and Legal Affairs and Secretary of the Company or in another executive capacity with responsibilities substantially equivalent to Executive's present responsibilities. Executive will devote substantially his entire business time and best efforts during the Employment Period to the performance of his duties, as now or hereafter prescribed by the Company's By-Laws or assigned by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company, including service in his present offices or other offices with the Company and its subsidiary and associated companies to which he is or hereafter may be elected or appointed; provided, however, that without the consent of Executive, Executive may not be required to regularly perform his duties at any location that is more than twenty-five(25) miles from the present principal executive offices of the Company.

          (b) Executive shall not, during the Employment Period, become or serve as a director, officer, employee or member of any entity conducting, nor become an owner of any substantial interest in any entity conducting, a business in substantial competition with the Company's Business.

     2. Term of Employment. The term of this Employment Agreement (the "Employment Period") shall be the thirty month (30) period from the date hereof to and including February 15, 2003 (the "Initial Period"), and shall thereafter continue from year to year (each an "Annual Extension"), unless sooner terminated as provided in the second sentence of this Section 2 or in Section 4 hereof. Unless sooner terminated as provided in Section 4 hereof, the Employment Period may be terminated by either the Company or Executive, at the end of the Initial Period or an Annual Extension, if a written notice of nonrenewal is delivered to the other party at least six (6) months prior to the end of such Initial Period or Annual Extension, as the case may be.

     3. Compensation and Benefits.

          (a) Annual Base Salary. During the Employment Period, the Company shall pay Executive as compensation for his services an annual base salary in an amount determined by the Compensation Committee of the Board. Such annual base salary shall be at the annual rate of not less than One Hundred Eighty-Five Thousand Dollars ($185,000) from the Effective Date through December 31, 2000. Executive's annual base salary rate shall be reviewed at least annually for increase in the discretion of the Compensation Committee; Executive's annual base salary rate shall not be subject to decrease at any time during the Employment Period. Executive's base salary shall be payable in accordance with the Company's usual practices.

          (b) Annual Bonus. During the Employment Period, Executive shall be eligible for an annual bonus under a bonus program to be established by the Compensation Committee of the Board and approved by the Board. Under the bonus program, Executive's annual bonus will be tied to performance criteria and Executive is expected to be eligible for a bonus of forty to fifty percent (40-50%) of his annual base salary.

          (c) Benefits. During the Employment Period, Executive shall also (i) be eligible to participate in all benefit programs from time to time maintained by the Company for the benefit of its most senior executives including without limitation, its group medical, dental and term life insurance coverages, 401 (k) Plan and the Company's 1998 Stock Incentive Plan ("Stock Plan"), in each case on and subject to the terms and conditions of each of such programs as such programs apply to the Company's most senior executives, and (ii) be entitled to four (4) weeks of paid vacation per year.

     4. Termination of Employment. Prior to the expiration of the Employment Period, this Agreement and Executive's employment may be terminated as follows:

          (a) Automatically upon Executive's death.

          (b) By the Company, upon thirty (30) day's prior written notice to Executive, in the event the Board believes that Executive, by reason of physical or mental illness, is unable to perform a material portion of the services required of Executive hereunder for a continuous one-hundred thirty-five (135) day period; in the event of a disagreement concerning the existence of any such disability (in which event any such termination shall not become effective until such disagreement shall have been resolved), the matter shall be resolved by a disinterested licensed physician chosen by the Company (such physician to be located within 50 miles of Executive's principal residence) and otherwise reasonably satisfactory to the Executive or his legal representative.

          (c) By the Company, for "Good Cause." "Good Cause" shall mean:

               (1) The willful and continued failure of Executive to substantially perform material duties assigned to Executive in accordance with Section 1(a) hereof (other than any such failure resulting from incapacity due to physical or mental illness);

               (2) A material breach of Section 1(b) of this Agreement by Executive; or

               (3) Executive's commission of fraud or willful conduct which significantly harms the Company or its subsidiaries or which significantly impairs Executive's ability to perform his duties.

For purposes of this definition, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

Unless the Executive has been convicted of a felony, no termination for Good Cause shall take effect unless the following provisions of this paragraph shall have been complied with. The Board shall give the Executive written notice of its intention to terminate him for Good Cause, such notice (i) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Cause is based and (ii) to be given within four months of the Board learning of such circumstances. The Executive shall have twenty days, after receiving such special notice, to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds to the Board's satisfaction, the Executive shall then be entitled to a hearing by the Board or a committee thereof, during which he may, at his election, be represented by counsel. Such hearing shall be held within thirty days of his receiving such special notice, provided he requests a hearing within fifteen days of receiving the notice. If the Board gives written notice to the Executive within five days following such hearing confirming that, in the good faith judgment of a majority of the Board, Good Cause for terminating him on the basis set forth in the original notice exists, he shall thereupon be terminated for Good Cause.

          (d) By the Company, without Good Cause, upon seven (7) days prior written notice to Executive. A termination without Good Cause shall be deemed to exist upon any termination of Executive by the Company other than as set forth in Sections 4(a), (b), (c) or (f) or upon delivery by the Company of a notice of non-extension pursuant to Section 2.

          (e) By Executive, immediately upon his determination that "Good Reason" for termination exists. "Good Reason" shall be deemed to exist if:

               (1) Executive's titles, duties, authorities or responsibilities are materially reduced or modified without Executive's consent, in his sole discretion, from those specified herein; or

               (2) A change in the location of the Company's executive offices to a location that is greater than 25 miles from its present location.

          (f) By the Company, upon a Change of Control (as defined in the Stock
     Plan).

          (g) By Executive, upon ninety(90) days prior written notice to the Company, for serious personal reasons that Executive believes makes it inadvisable for him to continue to perform his services hereunder.

     5. Effect of Termination of Employment. Upon termination of Executive's employment and this Agreement, the rights and obligations of the parties pursuant to Sections 7 through 14 and Section 16 shall be unaffected, but all other rights and obligations of the parties hereunder shall cease, except:

          (a) If this Agreement is terminated pursuant to Section 4(a) or (b), Executive (or his estate) shall receive his annual base salary and benefits (as applicable) for the remainder of the calendar month in which such termination occurs and for a period of twelve (12) calendar months thereafter (according to the same payroll practices in effect at the time of termination). In addition, Executive (or his estate) shall receive a lump sum payment, within ten days of any such termination, equal to the maximum bonus for which Executive was eligible in the year in which such termination occurs, plus payment of accrued but untaken vacation for the portion of the year in which such termination occurs. Notwithstanding the terms of the Stock Plan and any Awards (as defined in the Stock Plan) granted to Executive thereunder, all such Awards outstanding immediately prior to such termination shall immediately become exercisable.

          (b) If this Agreement is terminated pursuant to Section 4(c) or 4(g), Executive shall receive his annual base salary and benefits (including his vested Awards under the Stock Plan) accrued through the date of such termination of employment. Any unvested Awards under the terms of the Stock Plan shall be forfeited.

          (c) If this Agreement is terminated pursuant to Section 4(d), Executive shall receive his annual base salary for the remainder of the calendar year in which such termination occurs and benefits (as applicable) for the remainder of the Initial Period or the applicable Annual Extension, as the case may be. In addition, Executive shall receive a lump sum payment equal to two times his then current annual base salary, plus payment of accrued but untaken vacation for the portion of the year in which such termination occurs. Notwithstanding the terms of the Stock Plan and any Awards granted to Executive thereunder, all such Awards outstanding immediately prior to such termination shall immediately become exercisable.

          (d) If this Agreement is terminated pursuant to Section 4(e), Executive shall receive his annual base salary and benefits (as applicable) for a period of twelve (12) calendar months after the date of such termination. occurs. Any unvested Awards under the terms of the Stock Plan shall be forfeited.

          (e) If this Agreement is terminated pursuant to Section 4(f), Executive shall receive his annual base salary for the remainder of the calendar year in which such termination occurs and benefits (as applicable) for the remainder of the Initial Period or the applicable Annual Extension, as the case may be. In addition, Executive shall receive a lump sum payment equal to three times his then current annual base salary, plus three times the maximum bonus for which Executive was eligible in the year in which such termination occurs. Notwithstanding the terms of the Stock Plan and any Awards granted to Executive thereunder, all such Awards outstanding immediately prior to such termination shall immediately become exercisable.

          (f) All shares of stock, options and warrants held by Executive at the time of termination shall remain subject to the terms of the Stock Plan and the agreements pursuant to which they were issued.

     6. Provisions Relating to Taxation of Payments.


          (a) Gross-up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payment or distribution.

          (b) Determination of Gross-Up. Subject to the provisions of paragraph
(c) of this Section 6, all determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm satisfactory to the Company and Executive ("Accounting Firm"). The Accounting Firm shall make such determination and provide detailed supporting calculations to both the Company and Executive within fifteen (15) business days after it is requested to do so. The initial Gross-Up Payment, if any, as determined pursuant to this paragraph
(b) of this Section 6, shall be paid to Executive within five (5) business days after the Company's receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has legal authority satisfying the criteria set forth in Treasury Regulation Section 1.6661-3 or similar successor provisions not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

          (c) Dispute of Tax Claim. Executive shall notify the Company in writing of any proposed assessment or proposed adjustment by the Internal Revenue Service ("IRS") pursuant to an audit of Executive's federal income tax return or otherwise, that, if successful, would require the payment by the Company of a Gross-Up Payment (hereinafter referred to as a "Claim"). Such notice shall be given as soon as practicable but no later than ten (10) business days after the earlier of (i) the receipt by Executive of a written notice of proposed adjustment from the IRS or (ii) the receipt by Executive of a statutory notice of deficiency. Such notice by Executive to the Company shall include (i) notice of the amount of the proposed assessment or proposed adjustment which relates to the Claim and the taxable year or years in which the Claim arises,
(ii) the general nature of the Claim and (iii) all relevant written reports of the examining agent relating to the Claim. Within thirty (30) days of (i) the receipt by Executive of a final assessment or (ii) the execution by Executive and the IRS of a closing agreement, with respect to any tax year of Executive in which a Claim has been raised, pursuant to which Executive is required to pay any amount with respect to the Claim, Executive shall provide the Company and the Accounting Firm with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim. The Accounting Firm shall determine the amount Gross-Up Payment under this Agreement due to such tax liability and the Company will make such Gross-Up Payment to Executive within five (5) business days after its receipt of such determination.

     7. Withholding. All compensation paid to Executive shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.

     8. Non-Waiver of Rights. The failure of either party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     9. Severability and Interpretation. In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Stock Plan, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any convenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other convenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

     10. Entire Agreement. This Agreement represents the entire and integrated Employment Agreement between Executive and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto.

     11. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 11 or to such other address as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner (provided that notice by mail shall be deemed given three business days after posting).

     If to Executive:

     John P. Denneen
     2019 South Warson Road

     St. Louis, MO 63124

     If to the Company:

     Gabriel Communications, Inc.
     16090 Swingley Ridge Road, Suite 500
     Chesterfield, MO  63017
     Attn:  Secretary

     12. Amendments and Waivers. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

     13. Assignments. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

     14. Choice of Forum and Governing Law. The parties agree that: (i) any litigation involving any noncompliance with or breach of this Agreement, or regarding the interpretation, validity and/or enforceability of this Agreement, shall be filed and conducted in the state or federal courts in St. Louis County, Missouri; and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

     15. Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

     16. Indemnification. To the fullest extent permitted by the indemnification provisions of the Certificate of Incorporation and By-laws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time (collectively, the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if the Executive shall be serving in such capacity at the Company's written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                /s/ John P. Denneen
                                -----------------------------------
                                JOHN P. DENNEEN


                                GABRIEL COMMUNICATIONS, INC.


                                By: /s/ David L. Solomon
                                   --------------------------------
                                Name:  David L. Solomon
                                Title: Chairman and Chief Executive Officer